Exhibit 4.8

Lease Contract

Contract Number: XY20251127-80

Lessor (hereinafter referred to as “Party A”): Shanghai XiYang Property Management Co., Ltd.

Lessee (hereinafter referred to as “Party B”): Shanghai Supreme Technology Co., Ltd.

In accordance with the Contract Law of the People’s Republic of China and relevant laws and regulations, Party A and Party B, based on equality, voluntary consent, fairness, and good faith, have reached a mutual contract through negotiation regarding the lease matters as stipulated in this contract.

Article 1: Basic Property Information

1.1 The property is located at Room 902, 1288 Zhen Nan Road, Putuo District, Shanghai (hereinafter referred to as the “Leased Property”). It has an approximate floor area of 322.34 square meters and is designated for industrial use. The property is intended for business office purposes. Party A and Party B agree that in the event of any discrepancies between the aforementioned floor area and the actual measurement conducted by other departments, institutions, organizations, or individuals, no rent adjustment will be made.

1.2 Party A is the Lessor of the property and has the legal rights, authority, and capacity to enter into this contract, as well as to exercise and fulfill the rights and obligations stipulated herein.

1.3 Party B (including Party B’s representative or agent) is the Lessee of this contract and has the legal rights, authority, and capacity to enter into this contract. Party B is responsible for reviewing the legal and operational risks of this contract and is obligated to operate within the scope permitted by its business license, relevant property certificates, and Party A’s authorization. Party B shall diligently pursue the maximum business interests and ensure the proper exercise and fulfillment of the rights and obligations stipulated in this lease contract.

1.4 Party A and Party B agree that the following items shall be attached to this main contract as appendices and shall have the same legal effect:

(1) Property certificates and the scope, conditions, and requirements for the shared or common areas of the property.

(2) Existing decoration standards, auxiliary facilities, and equipment conditions.

Article 2: Lease Term

2.1 The lease term shall be from December 20, 2025, to December 19, 2026.

Article 3: Rent, Security Deposit, and Payment Method

3.1 The rent (including tax) for the period from December 20, 2025, to December 19, 2026, shall be 3.2 yuan/square meter/day. The monthly rent (including tax) is RMB 31,374.40 (Amount in words: Thirty-one Thousand Three Hundred Seventy-Four Yuan and Forty Cents).

3.2 Payment method for rent and security deposit: Rent shall be paid in advance (next rent payment is due 10 days prior), and the payment method shall be “3 months’ rent as deposit plus 2 months’ rent.” On the day of signing this contract, Party B shall pay Party A a total of RMB 94,123.20 as 3 months’ rent and RMB 62,748.80 as 2 months’ security deposit. Upon the expiration or termination of the contract, after Party B has settled the rent, utilities fees, property management fees, and any applicable penalties, Party A shall refund the security deposit to Party B without interest.

Article 4: Delivery, Use, and Maintenance of the Property during the Lease Term

4.1 Party A shall deliver the leased property to Party B for use on December 20, 2025. The completion of the delivery procedures for the leased property between Party A and Party B shall be deemed as Party A fulfilling its delivery obligation. In the event that Party B fails to accept the leased property within the specified period, the lease term shall commence from the agreed-upon delivery date in this contract. If Party B exceeds 15 days in accepting the leased property, Party A shall have the right to terminate this contract and retain the rent and security deposit already paid by Party B.

4.2 Prior to completing the handover procedures for the leased property, Party B shall settle all the expenses specified in this contract. Otherwise, Party A shall have the right to postpone the delivery of the leased property, and Party B shall be deemed as having delayed acceptance of the leased property, assuming the responsibilities stipulated in Article 4.1 of this contract.

4.3 Party B undertakes to use the leased property only for the purposes specified in this contract and shall not change the intended use without authorization. Any unauthorized change of use by Party B shall be considered a breach of contract, and Party A shall have the right to unilaterally terminate this contract and pursue Party B’s liability for breach of contract in accordance with Article 10 of this contract.

4.4 Party A allows Party B to design and renovate the property according to its business needs. Prior to commencing the renovation, Party B shall submit design drawings and construction plans to Party A. Party B’s renovation activities, including but not limited to alterations, drilling, or demolition that may damage or affect the structure of the property or require approval by law, shall be subject to Party A’s written consent or approval by relevant authorities. Failure to comply shall be considered a serious breach of contract, and Party A shall have the right to terminate or rescind the contract in advance and pursue Party B’s liability for breach of contract in accordance with Article 10 of this contract. In addition, if Party A or any third party suffers any damage as a result, Party B shall be liable for compensation.

4.5 During the lease term, Party A shall promptly repair the leased property and the facilities listed in this contract within 3 days upon receiving a written notice of maintenance from Party B. In the event that Party A fails to carry out timely repairs, Party B may carry out the repairs at Party A’s expense after Party A’s confirmation (except for damages caused by Party B’s improper use of the leased property). However, Party B shall bear the responsibility for the maintenance of any additional facilities and equipment installed by Party B.

4.6 During the lease term, Party B shall use the property and its associated facilities reasonably. Party B shall be responsible for any damage caused to the property or its associated facilities due to improper or unreasonable use. If Party B fails to carry out the necessary repairs, Party A may carry out the repairs at Party B’s expense.

Article 5: Rights and Obligations of Party A

5.1 Party A has the right to request Party B to pay the rent and related expenses on time.

5.2 Party A has the right to sell or mortgage the leased property at any time during the lease term. However, Party A shall ensure that Party B continues to fulfill its obligations as a Lessee according to the terms and conditions of this contract.

5.3 Party A has the right to supervise whether Party B’s business activities are lawful and comply with relevant regulations and disciplinary rules. However, Party A shall not illegally interfere with Party B’s normal business operations.

5.4 Electricity: Party A shall provide electricity to the leased property based on the original building design, with a power consumption of 80W/square meter.

Article 6: Rights and Obligations of Party B

6.1 Party B shall pay the rent as stipulated in this contract. Party B is responsible for declaring and paying various taxes and fees incurred from its business operations.

6.2 Party B shall not engage in illegal business activities using the property, and its business activities shall not exceed the scope specified in its business license. Party B’s lawful business activities within the scope of the leased purpose shall not be interfered with by Party A.

6.3 Party B must obtain written consent from Party A for subleasing. Without Party A’s consent, Party B shall not sublease the property without authorization. In such cases, Party A has the right to unilaterally terminate the lease contract, pursue Party B’s liability for breach of contract, and has the right to cut off the power supply and take necessary measures to recover the leased property. Any assets or belongings left in the leased property shall be deemed abandoned by Party B, and Party A has the right to dispose of them. Party B shall bear any resulting losses. Party B only has the right to use the leased property and does not have ownership rights. Party B is prohibited from providing guarantees or engaging in any form of mortgage on the property.

6.4 During the lease term, Party B shall bear the costs of water, electricity, gas, and independently installed air conditioning, communication equipment, and other expenses incurred from using the leased property. These costs shall be calculated based on the meter readings for each facility and the government’s prescribed standards (including shared energy consumption in common areas).

6.5 During the lease term, Party B shall comply with the unified property management conducted by a professional property management company appointed or hired by Party A. Party B shall bear the property management fees, which include expenses for water supply, electricity supply, central air conditioning (if applicable), cleaning, security, gardening, waste removal, and any other expenses related to property management.

6.6 Party B must take good care of the property and is responsible for repairing or compensating for any damage caused to the leased property or its equipment during the lease term.

6.7 Party B is responsible for the safety of individuals and property within the leased property during the lease term. Party B shall bear the responsibility for any accidents that occur within the leased property, including but not limited to fights, fires, smoke, water damage, or any substance leaks, resulting in personal injury or property damage. However, this does not apply if there is evidence proving that the incident was caused by the leased property itself.

6.8 Party B is not allowed to install additional facilities, such as air conditioning units, on the exterior of the leased property that may damage the overall appearance of the building, including but not limited to the marble, glass curtain walls, or air conditioning blinds.

6.9 If the property is located along a street or road, Party B must take responsibility for the cleanliness and sanitation in front of the property and shall not litter or dispose of household waste or kitchen waste indiscriminately.

6.10 Party B must obtain written consent from Party A and obtain approval from the relevant government departments for the design and installation of any signage on the property.

Article 7: Changes, Termination, and Rescission of the Contract

7.1 During the lease term, if any of the following circumstances occur, the contract shall be automatically terminated, and both parties shall be exempt from liability:

(1) The land use right within the occupied area of the leased property is prematurely reclaimed in accordance with the law.

(2) The leased property is expropriated in accordance with the law for the purposes of social public interest or urban construction.

(3) The property is destroyed or lost due to reasons not attributable to Party A.

7.2 During the lease term, neither party shall unilaterally terminate the contract without authorization. Otherwise, the defaulting party shall be liable for breach of contract and shall compensate the non-defaulting party with a penalty equivalent to 3 months’ rent as stipulated in this contract.

7.3 If Party B needs to terminate the lease in advance during the lease term, Party B shall submit a written application to Party A at least 3 months in advance. If Party A provides written consent, Party B shall settle all outstanding fees (including but not limited to rent, property management fees, rent for the rent-free period). In the event of Party B’s premature termination of the lease without consent, the rent and security deposit already paid shall not be refunded, and Party B shall additionally pay a penalty equivalent to 3 months’ rent to Party A.

7.4 Upon termination or rescission of the contract, Party B shall settle all relevant fees on the day of termination or rescission and return the leased property in accordance with Article 9 of this contract.

7.5 Within 10 days after the contract is terminated or rescinded, Party B shall cancel or modify all certificates and licenses with the leased property as the registered address or business address and shall provide proof of cancellation or modification to Party A for record-keeping. For each day of delay in submitting the proof, Party B shall pay Party A a penalty equal to twice the rent specified in this contract (based on the rent on the day of contract termination).

Article 8: Lease Renewal and Property Handling

8.1 If Party B wishes to continue leasing the property after the lease term expires, Party B shall provide written notice to Party A three months prior to the expiration of the lease term. Party A shall respond in writing regarding whether they agree to the lease renewal. If Party A agrees to the renewal, both parties shall enter into a new lease contract.

8.2 Upon the expiration of the lease term, if Party B has no breach of contract, Party B shall have the right of first refusal under the same conditions to lease the property.

8.3 If the lease is not renewed upon the expiration of the lease term or if the contract is terminated or rescinded for other reasons, Party B shall return the leased property, as well as the supporting facilities provided by Party A, to Party A in a good and Lesseeable condition approved by Party A in writing. Party B shall not request any compensation from Party A for any expenses incurred for renovation or additions, for any reason. Party A has the right to retain any immovable attachments left by Party B or any attachments that have been moved and damaged in value, without compensating Party B. If Party B undertakes any restoration work, it shall be completed within the lease term, and Party B shall bear all related costs. If Party B fails to return the leased property on time, Party B shall pay Party A a usage fee, calculated at twice the agreed-upon rent per square meter per day, for the period of occupying the property. If Party B exceeds a delay of 5 days or more in returning the leased property in the condition specified in the contract, Party A has the right to confiscate the lease security deposit already paid by Party B and take necessary measures to forcibly recover the leased property. Any assets or belongings left in the leased property shall be deemed abandoned by Party B, and Party A has the right to dispose of them.

Article 9: Liquidated Damages and Liability for Breach of Contract

9.1 If Party B delays in paying the rent or property management fees, Party B shall pay Party A a liquidated damages fee of 0.05% of the amount due for each day of delay. If Party B accumulates a delay of more than 15 days (including 15 days) in the payment of rent or property management fees, Party A has the right to unilaterally terminate the contract, confiscate the lease security deposit, and Party B shall additionally pay Party A a liquidated damages fee equivalent to 3 months’ rent. Party A also has the right to cut off the power supply and take necessary measures to recover the leased property. Any assets or belongings left in the leased property shall be deemed abandoned by Party B, and Party A has the right to dispose of them. Party B shall bear any resulting losses.

9.2 During the lease term, if Party B terminates the lease without authorization, except in circumstances provided for in this contract or with Party A’s written consent, the rent and lease security deposit already paid shall not be refunded, and Party B shall additionally pay Party A a liquidated damages fee equivalent to 3 months’ rent.

9.3 Party A has the right to unilaterally terminate the contract, recover the leased property, confiscate the lease security deposit already paid by Party B, and Party B shall pay Party A a liquidated damages fee equivalent to 3 months’ rent (based on the current rent) if Party B falls under any of the following circumstances:

(1) Party B changes the nature or purpose of the property without authorization.

(2) Party B subleases the leased property, in whole or in part, to a third party without authorization.

(3) Party B uses the leased property for illegal purposes.

(4) Party B undertakes unauthorized renovations or damages the structure or internal facilities and equipment of the leased property, or changes the intended use of the leased property, and fails to repair or rectify within 3 working days after notification by Party A or the property management company.

(5) Party B seriously violates the regulations on overall property management or other related regulations, causing damage to the property’s image or the interests of other Lessees and refuses to comply with warnings.

Article 10: Confidentiality

Both parties agree to keep confidential this contract, any documents related to this contract, and any trade secrets (including technical information, business information, and other confidential information) obtained from the other party and not available through public channels. Without the prior consent of the original provider of the trade secrets, neither party shall disclose the entire or partial contents of the trade secrets to any third party. However, this obligation does not apply if there are legal or regulatory provisions or if there is an contract between the parties. The confidentiality obligation shall remain in effect for a period of five years. Any violation of the confidentiality obligations shall incur corresponding liability for breach of contract and compensation for any resulting losses.

Article 11: Force Majeure

11.1 Force majeure, as referred to in this contract, refers to objective events that are unforeseeable, insurmountable, unavoidable, and have a significant impact on one party, including but not limited to natural disasters such as floods, earthquakes, fires, and storms, as well as social events such as wars, riots, and government actions.

11.2 In the event that the property needs to be recovered due to force majeure or government requisition, Party A shall notify Party B one month in advance. Party B shall unconditionally return the property as requested by Party A.

Article 12: Notices

12.1 All notices, correspondences, and communications required under this contract, as well as any notices and requests related to this contract between the parties, must be in writing and may be sent by postal mail. If delivery by postal mail is not feasible, notices may be delivered by public announcement.

12.2 The contact addresses of the parties are as follows:

Party A: 1st Floor, Building 7, Lane 1226, Zhen Nan Road, Putuo District, Shanghai

Party B: Room 902, 1288 Zhen Nan Road, Putuo District, Shanghai

12.3 If either party changes its notification or contact address, it shall notify the other party in writing within 7 days from the date of the change; otherwise, the party failing to give notice shall bear the corresponding liability arising from this.

Article 13: Dispute Resolution

13.1 This contract shall be governed by the laws of China.

13.2 Any disputes arising from the performance of this contract shall be resolved through consultation between the parties. Mediation by relevant authorities is also permissible. If consultation or mediation fails, either party may file a lawsuit with the people’s court at the location of the leased property in accordance with the law.

13.3 The expenses incurred in resolving the dispute, including but not limited to litigation costs, attorney’s fees, transportation expenses, communication expenses, and other expenses, shall be borne by the party who loses the lawsuit.

Article 14: Interpretation

14.1 The interpretation of this contract shall be based on the purpose and literal meaning of the contract. The titles of this contract are provided for convenience and shall not affect the interpretation of this contract.

14.2 If any provision of this contract is determined to be invalid, it shall not affect the legal effect of other provisions of the contract.

Article 15: Supplementary Provisions and Appendices

For matters not covered in this contract, the parties may agree to enter into supplementary clauses through mutual consultation. In the event of any inconsistency between the supplementary clauses and this contract, the supplementary clauses shall prevail.

Article 16: Contract Effectiveness

16.1 This contract shall become effective upon the signatures and seals of the authorized representatives or legal representatives of both parties.

16.2 This contract is executed in triplicate, with Party A holding two copies and Party B holding one copy, all of which have equal legal effect.

Attachment

Existing decoration, auxiliary facilities and equipment status, and Party A’s consent to Party B’s own decoration and addition of auxiliary facilities, equipment, and other contracts

1.	After negotiation between Party A and Party B, Party A agrees to provide Party B with the following support policy. If Party B fulfills the contract as agreed and does not commit any breach of contract during the lease term, Party A will grant Party B a rent reduction of two months. Specifically, the rent will be waived for the periods from December 20, 2025, to January 19, 2026, and from November 20, 2026, to December 19, 2026. If Party B terminates the lease contract early for any reason, the rent during the waived periods will not be exempted, and Party B shall pay Party A according to the rent standard specified in the lease contract.

2.	Party A delivers the leased property to Party B in its current condition. Party B has conducted an on-site survey of the leased property prior to the signing of this contract.

3.	Upon the termination or rescission of the lease contract and after Party B has settled all outstanding payments, Party B has the right to remove its movable items, self-installed movable facilities, and equipment (excluding the air conditioning units and their piping) from the leased property, leaving it in a clean condition. However, Party B shall not damage the main structure of the leased property. The ceiling, flooring, partition walls, lights, power supply, and weak current systems that Party B has renovated within the leased property are not included in the removable scope, and Party A is not required to pay any fees to Party B. If Party B wishes to remove the aforementioned renovation work, Party A has the right to request Party B to restore the leased property to its original condition at Party B’s expense. The restoration work shall be subject to Party A’s acceptance.

4.	If Party B intends to carry out renovations, the renovation plan must be reviewed and approved by Party A. Party B is responsible for the installation and maintenance of the air conditioning system.

5.	Water: Party A provides the existing water supply and drainage connections of the property.

6.	Internet access should be applied for through Party A and unauthorized connections are not permitted.

7.	Electricity: Party A provides the electricity consumption as per the original architectural design of the property (80W/square meter).

8.	Gas: Party B needs to make their own application.

9.	Party B shall comply with the necessary approvals and permits, and Party A will provide assistance.

10.	The design, production, and installation of external advertisements require the approval of Party A.

11.	The property is not intended for residential use.

12.	If Party A needs to relocate due to force majeure, Party B agrees to unconditionally cooperate with Party A in either terminating the lease or relocating to an alternative premises. If Party A provides Party B with another rental space, the specific leasing arrangements will be negotiated separately. Party A shall refund Party B the prepaid rent for the unused period and the security deposit, and Party A shall not bear any liability for breach of contract.

13.	The premises can only be used for office purposes and must not be used for other purposes. Party B shall not engage in retail or other retail-related businesses.

14.	Any matters not covered in this attachment shall be subject to separate negotiation with Party A.

Seal of Lessor (Party A): Shanghai XiYang Property Management Co., Ltd.	Seal of Lessee (Party B): Shanghai Supreme Technology Co., Ltd.
[Company Seal Affixed Here]	[Company Seal Affixed Here]
Contact Number:	Contact Number:
Date of Contract Signing: November 20, 2025	Address of Contract Signing: